Exhibit 3
                                  DEED OF GIFT

      I, Joseph R. Bixby, of Kansas City, Jackson County, Missouri, in consideration of natural love and affection, hereby transfer to my daughter, Nancy Lea Curtis, Twenty-five Thousand (25,000) shares of Kansas City Life Insurance Company (herein called the "Company") capital stock represented by certificate number KU2215, to be hers absolutely, subject, however, to the following conditions:

     1. The Donee takes said shares subject to the Securities Act of 1933 as amended and the rules and regulations of the Securities and Exchange Commission issued thereunder, including but not limited to Rule 144 adopted pursuant to the Securities Act of 1933 and subject to the Blue Sky laws of any State from time to time having jurisdiction. Donee shall not sell, transfer or otherwise dispose of such shares without appropriate registration statements under such laws or an opinion of counsel satisfactory to the Donor and the Company that such registration is not required.

     2. The Donee shall not sell, voluntarily transfer, assign, convey or otherwise dispose of said shares until she shall obtain thirty-five
         (35) years of age. If Donee shall die before obtaining age thirty-five
         (35), and intestate or testamentary disposition of shares is subject to the restrictions and conditions recited in paragraphs 1, 3, 4 and 5 herein.

     3. After the aforesaid holding period (or prior to the expiration thereof, if the holding period shall be deemed in applicable for any reason, including but not limited to the death of the Donee), if the Donee shall receive a bona fide firm offer from a third party to purchase such shares (or any portion thereof) from Donee, and if the Donee shall desire to accept such bona fide offer, then, prior to accepting such offer, the Donee covenants and agrees to proceed as follows:

               (a) The Donee shall require that such bona fide offer be set forth in writing, specifying the name of the proposed purchaser and all details as to the terms and conditions of the proposed sale.

               (b) The Donee shall deliver by certified mail to each of the following persons who are then living, to-wit: Kathryn Ann Bixby, Kellie Suzanne Curtis, Joseph R. Bixby (the Donor), Walter E. Bixby, Angeline I. Oxler, Robert Phillip Bixby and Walter E. Bixby III, a true, correct and complete copy of such written offer.

               (c) The Donee shall offer in writing (which offer shall be sent by certified mail) to sell such shares which are the subject matter of such bona fide offer to Kathryn Ann Bixby and Kellie Suzanne Curtis, if they are both then living, or to the survivor


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                     of them if they are not both then living, and such offer
                     shall be upon the same terms and conditions as set forth in such bona fide offer.

               (d) Kathryn Ann Bixby and Kellie Suzanne Curtis shall have thirty (30) days within which to accept such offer, and may accept the same by giving written notice thereof to the Donee.

               (e) If neither Kathryn Ann Bixby nor Kellie Suzanne Curtis shall accept such offer, or if they are not then living, then the Donee shall be bound to next offer in the same manner to sell these stock to Joseph R. Bixby, if living, who shall have thirty (30) days within which to accept such offer and may accept the same by giving written notice thereof to the Donee by certified mail.

               (f) If Joseph R. Bixby shall not accept such offer, or if he is not then living, then the Donee shall be bound to next offer in the same manner to sell the stock to those of the following who are living, to-wit: Walter E. Bixby, Angeline I. Oxler, Robert Phillip Bixby and Walter E.
                     Bixby III, upon the same terms and conditions and they each shall have thirty (30) days to purchase or decline to purchase said stock upon the same terms and conditions, and they shall so notify the Donee of said intent by certified mail.

               (g) If more tan one of the foregoing persons entitled to accept an offer at any one time desire to purchase the stock, Donee shall be bound to sell to them in equal shares. If one shall not accept the offer, the others may purchase the shares with respect to which the offer remains unaccepted.

               (h) If none of the above parties exercise their right to purchase, then the Donee or his executors, administrators, heirs, assigns or personal representatives may accept such bona fide firm offer, so long as the sale of such shares shall not constitute a violation of the Securities Act of 1933 and complies with requirements of the Act for a sale.

     4. Notwithstanding anything herein to the contrary, the Donee may transfer by gift or testamentary disposition all or any portion of the shares covered hereby to any one or more of the descendants of Walter E. Bixby or Joseph R. Bixby, and such shares shall remain subject to all of the terms, conditions and restrictions herein imposed on the Donee.

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



     5. Whenever any offeree is incompetent, notice shall be given to the guardian of his estate, and the guardian may accept or reject the offer for such incompetent.

     6. The certificates representing the shares subject to this Deed of Gift shall bear the following legend:

               "These shares are restricted securities and have not been registered under the Securities Acts of 1933. They may not be sold, transferred or otherwise disposed of except in accordance with said Act and the Rules and Regulations issued thereunder, and are further restricted by a Deed of Gift dated December 25, 1976, a copy of which is attached hereto and the original of which is deposited with the transfer agent for Kansas City Life Insurance Company."

     7. If any part of this Deed of Gift shall be deemed invalid, the remaining provisions hereof shall not be affected thereby but shall remain in full force and effect. Under no circumstances shall the invalidity of all or any part of this agreement effect the validity of the gift of the shares described above which shall remain effective under all circumstances and in all events.

EXECUTED IN TRIPLICATE this 25th day of December, 1976.



________________________                  ____________________________________
Witness                                   Joseph R. Bixby



________________________
Witness


______________________________________________________________________________

      I hereby accept this gift and agree to the conditions with which it is given and agree that it shall be binding upon my executor, administrator, heirs, assigns and personal representatives.


                                          ____________________________________
                                          Nancy Lea Curtis
December 25th, 1976



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